Exhibit 10.13
HANESBRANDS INC.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
(As Amended and Restated December 9, 2008)

HANESBRANDS INC.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
(As Amended and Restated December 9, 2008)
     1. Purpose. The purpose of the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan is to allow Non-Employee Directors of the Corporation to defer the payment of Cash Retainers and, effective January 1, 2008, Equity Retainers. Notwithstanding any provision of the Plan to the contrary, amounts deferred under the Plan are subject to the provisions of Section 409A of the Code and at all times the Plan shall be interpreted and administered so that it is consistent with such Code section.
     2. Definitions. Where the context of this Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:
(a)	Balance Calculation Date means the date a Non-Employee Director’s Deferral Account is valued for purposes of making a distribution from such Non-Employee Director’s Deferral Account. For a distribution payable on a Distribution Date, the Balance Calculation Date is the last business day of the month preceding the Distribution Date; except that, for distributions payable due to a Non-Employee Director’s earlier Separation from Service or pursuant to sections 10 and 17, the Balance Calculation Date is the last business day of the month in which the applicable distribution event occurs.

(b)	Board means the Board of Directors of the Corporation.

(c)	Cash Retainer means the annual cash retainer fee payable by the Corporation to a Non-Employee Director for services as a director of the Corporation, as such amount may be changed from time to time. The Cash Retainer shall include Committee Fees except as otherwise provided herein.

(d)	Change in Control means “Change in Control” as defined under the terms of the Stock Plan.

(e)	Code means the Internal Revenue Code of 1986, as amended.

(f)	Committee means the Compensation Committee of the Board.

(g)	Committee Fees means the annual fees payable by the Corporation to a Non-Employee Director for services as a member or chair of a Board committee, as such amounts may be changed from time to time.

(h)	Corporation means Hanesbrands Inc. and any successor thereto.

(i)	Deferral means an amount deferred pursuant to a Deferral Election and any automatic deferral of restricted stock units as described in section 5 below.

(j)	Deferral Account means a bookkeeping account in the name of a Non-Employee Director to hold the Non-Employee Director’s Deferrals.

(k)	Deferral Crediting Date means the last business day of each calendar quarter.

(l)	Deferral Elections means irrevocable elections to defer receipt of a Cash Retainer or an Equity Retainer.

(m)	Distribution Date means the specified date on which a Deferral will be paid or begin to be paid, pursuant to either a Deferral Election or the applicable provisions of the Plan or the award agreement.

(n)	Equity Retainer means any annual equity retainer fee payable by the Corporation to a Non-Employee Director for services as a director of the Corporation, as such amount may be determined from time to time, that is not required to be deferred by its terms as described in section 5.

(o)	Fair Market Value means the average of the high and low quotes of Stock on the applicable day on the New York Stock Exchange Composite Transaction Tape; provided, however, that effective as of January 1, 2008, the Fair Market Value of Stock shall be the closing price on the applicable day on the New York Stock Exchange Composite Transaction Tape.

(p)	Interest Account means the default alternative from among the two investment alternatives (the other being a Stock Equivalent Account) in which a Non-Employee Director may elect to invest a Deferral as described in sections 7 and 8 below.

(q)	Non-Employee Director means a director of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation.

(r)	Plan means this Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan.

(s)	Plan Year means the calendar year.

(t)	Re-Deferral Election means a Non-Employee Director’s irrevocable election to extend a Distribution Date.

(u)	Separation from Service means the date of a Non-Employee Director’s termination of service on the Board, which date shall be determined in a manner that is consistent with the requirements of Treasury regulations section 1.409A-1(h).

(v)	Stock means a share of the common stock of the Corporation that, by its terms, may be voted on all matters submitted to stockholders of the Corporation generally.

(w)	Stock Equivalent Account means one of two investment alternatives (the other being an Interest Account) in which a Non-Employee Director may elect to invest a Deferral as described in sections 7 and 8 below.

(x)	Stock Plan means the Hanesbrands Inc. Omnibus Incentive Plan of 2006 or any successor thereto that provides for the issuance of Stock to Non-Employee Directors.
     3. Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan and to designate persons other than members of the Committee to carry out its responsibilities, subject to applicable law and such limitations, restrictions and conditions as it may prescribe, such actions to be taken in accordance with the Committee’s best business judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. The Committee may delegate administrative duties under the Plan to one or more agents, as it shall deem necessary or advisable. A majority of the Committee shall constitute a quorum at any meeting of the Committee, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or a meeting of the Committee by a written consent signed by all members of the Committee. No member of the Committee or the Board shall be personally liable for any action or determination made in good faith with respect to the Plan or to any settlement of any dispute between a Non-Employee Director and the Corporation. Any decision or action taken by the Committee or the Board with respect to the administration or interpretation of the Plan shall be conclusive and binding upon all persons.
     4. Deferral Elections. Any eligible Non-Employee Director may make irrevocable elections to defer receipt of his Cash Retainer and, effective January 1, 2008, his Equity Retainer. Each such election shall be referred to as a “Deferral Election” and any amount deferred pursuant to such election shall be referred to as a “Deferral” for a Plan Year, in accordance with the rules set forth below.
(a)	A Non-Employee Director shall be eligible to make a Deferral Election only if he is an active member of the Board, or has been elected to the Board on the date such election is made.

(b)	For the 2007 Plan Year, a Non-Employee Director may defer all or any portion not less than 25 percent of his Cash Retainer, and may make a separate election to defer all or any portion not less than 25 percent of his Committee Fees. Effective January 1, 2008, a Non-Employee Director may elect to defer not less than 100% percent of his Cash Retainer, his Equity Retainer, or both.

(c)	All Deferral Elections must be made pursuant to such rules as the Committee may prescribe and must be received by the Committee no later than the date specified by the Committee. In no event will the date specified by the Committee with respect to a Deferral Election be later than the end of the Plan Year preceding the Plan Year in which the Cash Retainer or Equity Retainer would otherwise be paid. In the case of the first year in which the Non-Employee Director becomes eligible to participate, such election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Non-Employee Director becomes eligible to participate.

(d)	As part of each Deferral Election for the 2007 Plan Year, the Non-Employee Director must specify the Distribution Date on which the Deferral will be paid or commence. For 2008 and subsequent Plan Years, the Distribution Date with respect to a Deferral shall be the earlier of the fifth anniversary of the applicable Deferral Crediting Date or the Non-Employee Director’s Separation from Service. A Non-Employee Director may make a different Deferral Election for each separate Deferral under the Plan. Except as provided in subsection (e) below, an election under this subsection (d) is irrevocable and shall apply only to that portion of the Non-Employee Director’s Deferral Account which is attributable to the Deferral.

(e)	A Non-Employee Director may make a Re-Deferral Election; provided, that no Re-Deferral Election shall be effective unless (i) the Committee receives the election not later than 12 months prior to the Distribution Date to be changed, and (ii) the new Distribution Date shall be the earlier of the Non-Employee Director’s Separation from Service and a date that is not earlier than the fifth anniversary of the prior Distribution Date. If a Non-Employee Director makes a Re-Deferral Election with respect to a Deferral for the 2007 Plan Year, the Deferral shall become payable upon the earlier of the fifth anniversary of the prior Distribution Date and the Non-Employee Director’s Separation from Service. All Re-Deferral Elections must be made pursuant to such rules as the Committee may prescribe. The Committee, in its complete discretion, may modify the general rules set forth above as permitted by IRS Notice 2005-1, applicable regulations and other guidance issued under Code Section 409A.

(f)	As part of each Deferral Election for the 2007 Plan Year, a Non-Employee Director must elect the form in which the Deferral will be paid in accordance with section 9. Except as provided in section 9, a Non-Employee Director’s election as to the form of payment shall be irrevocable.

(g)	As part of each Deferral Election, a Non-Employee Director must elect the investment alternatives that shall apply to the Deferral of a Cash Retainer in accordance with sections 7 and 8 below.

(h)	Deferrals and Deferral Elections shall be irrevocable.
     5. Automatic Deferral of Stock Grants. In addition to any elective Deferrals made by a Non-Employee Director as provided under section 4 above, any restricted stock, restricted stock units or deferred stock units awarded to a Non-Employee Director that are automatically deferred pursuant to the terms of the award agreement shall be deferred under the Plan and credited to a Non-Employee Director’s Deferral Account as described below. Notwithstanding any Plan provision to the contrary, the Balance Calculation Date for automatic deferrals under this section shall at all times be the date which is six months following the Non-Employee Director’s Separation from Service.
     6. Deferral Accounts. All amounts deferred pursuant to a Non-Employee Director’s Deferral Elections under section 4 above as well as any automatic Deferrals under section 5 above shall be allocated to a bookkeeping account in the name of the Non-Employee Director. Each Deferral shall be credited to the Deferral Account as of the applicable Deferral Crediting Date. A Non-Employee Director shall be fully vested at all times in the balance of his Deferral Account.
     7. Investment Alternatives. A Non-Employee Director must make an investment election at the time of each Deferral Election, with respect to Deferrals of Cash Retainers. The investment election must be made pursuant to such rules as the Committee may prescribe, subject to this section and section 8 below, and shall designate the portion of the Deferral which is to be treated as invested in each investment alternative. The two investment alternatives shall be as follows:

(a)	Stock Equivalent Account.
(i)	Under the Stock Equivalent Account, the value of the Non-Employee Director’s Deferral shall be determined as if the Deferral were invested in Stock as of the Deferral Crediting Date. If a payment of Stock is deferred, then the number of Stock equivalents to be credited to the Non-Employee Director’s Deferral Account and appropriate subaccounts on each Deferral Crediting Date shall equal the number of shares deferred. If a payment of cash is deferred, then the number of Stock equivalents to be credited to the Non-Employee Director’s Deferral Account and appropriate subaccounts on each Deferral Crediting Date shall be determined by dividing the Deferral to be “invested” on that date by the Fair Market Value of Stock on that date. Fractional Stock equivalents will be computed to six decimal places.

(ii)	An amount equal to the number of Stock equivalents as of the record date multiplied by the dividend paid on a share of Stock on each dividend payment date shall be credited to the Non-Employee Director’s Deferral Account and appropriate subaccount as of the Deferral Crediting Date coincident with or next following the dividend payment date and “invested” in additional Stock equivalents as though such dividend credits were a Deferral.

(iii)	The Corporation may, but is not required to, match any amounts that a Non-Employee Director elects to invest in the Stock Equivalent Account.

(iv)	In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number of Stock equivalents in the Stock Equivalent Account under the Plan shall be equitably adjusted by the Committee.
(b)	Interest Account. Under the Interest Account, prior to 2008, interest accrues daily and is credited to the Non-Employee Director’s Deferral Account on a monthly basis. Effective January 1, 2008, interest accrues and is credited daily. The rate of interest to be credited shall equal the 5-year constant maturity Treasury note interest rate as published by the Federal Reserve in effect on the first business day of the applicable calendar year. If installment payments are elected, the amount to be paid to the Non-Employee Director as of a Distribution Date shall be determined by dividing the Non-Employee Director’s Deferral Account balance as of the applicable Balance Calculation Date by the number of remaining installment payments.
     8. Investment Elections and Changes. A Non-Employee Director’s investment elections shall be subject to the following rules:

(a)	With respect to Cash Retainer payments, if the Non-Employee Director fails to make an investment election with respect to a Deferral, the Deferral shall be deemed to be invested in the Interest Account.

(b)	All Equity Retainer payments that are deferred at the election of the Non-Employee Director and all awards that are deferred automatically as described in section 5 above shall be invested in the Stock Equivalent Account.

(c)	All investments in the Stock Equivalent Account shall be irrevocable.

(d)	As of the last business day of any calendar quarter, a Non-Employee Director may elect to transfer amounts invested in the Interest Account to the Stock Equivalent Account by filing an investment change election during the time period specified by the Committee. Any such election shall be effective as of the first business day of the following calendar quarter. The number of Stock equivalents to be credited to the Non-Employee Director’s Deferral Account and appropriate subaccounts as of the effective date of the Non-Employee Director’s election shall be determined by dividing the amount to be transferred by the Fair Market Value of Stock on the last business day of the calendar quarter preceding the effective date of the Non-Employee Director’s election. Notwithstanding the foregoing, effective January 1, 2008, a Non-Employee Director may elect to transfer amounts from the Interest Account to the Stock Equivalent Account as of any business day; any such transfer shall be made in accordance with procedures established by the Committee.
     9. Time and Method of Payment. Payment of a Non-Employee Director’s Deferral Account shall be made in accordance with the following rules:
(a)	Payment of a Non-Employee Director’s Deferral shall be made in a single lump sum; provided that, for a Cash Retainer deferred for the 2007 Plan Year, the Non-Employee Director may elect to receive payment in substantially equal annual installments over a period not exceeding ten years, as elected by the Non-Employee Director in the Deferral Election.

(b)	If a Non-Employee Director makes a Re-Deferral Election with respect to a Deferral for the 2007 Plan Year, any prior election of annual installments shall be null and void and the Non-Employee Director’s Deferral shall become payable in a single lump sum. Installment payments shall be treated as a single payment for purposes of a Re-Deferral Election, and the first scheduled installment will be the measuring standard for purposes of determining whether a Re-Deferral Election complies with the requirements of subsection 4(e) above.

(c)	If a Non-Employee Director’s Deferral is payable in a single lump sum, the payment shall be made within the 60-day period following the Balance Calculation Date, as determined in the sole discretion of the Committee. If a Non-Employee Director’s Deferral is payable in installment payments, then the Non-Employee Director’s Deferral shall be paid in substantially equal annual installments commencing in the month following the initial Balance Calculation Date, with the remaining installment payments made as of each subsequent January 1st (based on the preceding December 31st Deferral balance) over the period elected by the Non-Employee Director in the Deferral Election.
     10. Payment Upon Death of a Non-Employee Director. In the event a Non-Employee Director dies before all amounts credited to his Deferral Account have been paid, payment of the Non-Employee Director’s Deferral Account shall be made in a single sum payment to the Non-Employee Director’s Beneficiary within the 60-day period after the applicable Balance Calculation Date as determined in the sole discretion of the Committee.
     11. Beneficiary. A Non-Employee Director’s “Beneficiary” shall mean the individual(s) or entity designated by the Non-Employee Director to receive the balance of the Non-Employee Director’s Deferral Account in the event of the Non-Employee Director’s death prior to the payment of his entire Deferral Account. To be effective, any Beneficiary designation shall be filed with the Committee pursuant to rules established by the Committee from time to time. A Non-Employee Director may revoke an existing Beneficiary designation by filing another Beneficiary designation with the Committee. The latest Beneficiary designation received by the Committee prior to the Non-Employee Director’s death shall be controlling. If no Beneficiary is named by a Non-Employee Director or if no Beneficiary survives the Non-Employee Director, the Non-Employee Director’s Deferral Account shall be paid in the following order of precedence:
(a)	the Non-Employee Director’s spouse;

(b)	the Non-Employee Director’s children (including adopted children), per stirpes; or

(c)	the Non-Employee Director’s estate.
     12. Form of Payment. The payment of that portion of a Deferral deemed to be invested in the Interest Account shall be made in cash. The distribution of that portion of a Deferral deemed to be invested at the Non-Employee Director’s election or automatically invested in the Stock Equivalent Account shall be distributed under the Stock Plan in whole shares of Stock with fractional shares distributed in cash.
     13. Funding. Payouts under the Plan to any Non-Employee Director shall be paid directly by the Corporation. The Corporation shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. Notwithstanding the foregoing, the Corporation, in the discretion of the Committee, may maintain one or more grantor trusts to hold assets to be used for payment of benefits under the Plan; provided that, in no event shall the Corporation make a contribution or deposit to a trust during a “restricted period” as defined in Code Section 409A(b)(3). The assets of any such trust shall remain the assets of the Corporation subject to the claims of its general creditors. Any payments from such a trust of benefits provided to a Non-Employee Director under the Plan shall be considered payment by the Corporation and shall discharge the Corporation of any further liability under the Plan for such payments.
     14. Interests Not Transferable. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.
     15. Forfeitures of Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferral Account of a Non-Employee Director that are not distributed because of the Committee’s inability, after a reasonable search, to locate a Non-Employee Director or his Beneficiary, as applicable, by the later of the end of the Plan Year in which the Participant’s Distribution Date, Separation from Service, or death occurs, or the end of the 90-day period following said Distribution Date, Separation from Service, or death. Unclaimed amounts shall be forfeited at the end of such period. These forfeitures will reduce the obligations of the

Corporation under the Plan, and the Non-Employee Director or Beneficiary, as applicable, shall have no further right to his Deferral Account.
     16. Change in Control. Notwithstanding a Non-Employee Director’s elections under sections 4 and 9 above or the other terms of the Plan regarding the form and timing of payment, upon the Non-Employee Director’s Separation from Service following a Change in Control, the Non-Employee Director’s Deferral Account shall be payable in a single lump sum within the 60-day period after the Balance Calculation Date as determined in the sole discretion of the Committee.
     17. Amendment and Termination. The Corporation may amend the Plan from time to time, or may terminate the Plan at any time, by resolution of the Board or by resolution of a committee authorized by resolution of the Board. The Board or any duly authorized committee also may unilaterally modify the terms and conditions of an outstanding election under the Plan as necessary, including revoking an election entirely, to reflect changes in applicable law. Any amendment or termination of the Plan shall comply with the restrictions of Code Section 409A to the extent applicable. Specifically, no amendment or termination of the Plan may accelerate a scheduled payment unless permitted by Treasury regulations section 1.409A-3(j)(4), nor may any amendment permit a subsequent deferral unless such amendment complies with the requirements of Treasury regulations section 1.409A-2(b).
     18. Governing Law, Venue. Except to the extent superseded by the laws of the United States, the laws of the State of North Carolina, without regard to any state’s conflict of laws principles, shall govern in all matters relating to the Plan. Any legal action related to this Plan shall be brought only in a federal or state court located in North Carolina.
     19. Effective Date of Plan. This Plan shall be effective as of July 2, 2006.